Exhibit 3.1
DUPONT FABROS TECHNOLOGY, INC.
 ARTICLES SUPPLEMENTARY
DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST: Under a power contained in Section 3-802(c) of Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), the Company, by resolutions of its Board of Directors (the “Board of Directors”) duly adopted at a meeting duly called and held, prohibited the Company from electing to be subject to Sections 3-803, 3-804(a), 3-804(b) and 3-805 of the MGCL, as provided herein.
SECOND: Each of the resolutions referred to above provides that the Company is prohibited from electing to be subject to the provisions of Sections 3-803, 3-804(a), 3-804(b) and 3-805, and that each of the foregoing prohibitions may not be repealed unless the repeal of such prohibition is approved by the stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote on such matter.
THIRD: The election to prohibit the Company from becoming subject to Sections 3-803, 3-804(a), 3-804(b) and 3-805 of the MGCL without the stockholder approval referenced above has been approved by the Board of Directors in the manner and by the vote required by law.
FOURTH: The undersigned officer acknowledges these Articles Supplementary to be the act of the Company and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 8th day of December, 2015.

ATTEST:	DuPont Fabros Technology, Inc.

/s/ Richard A. Montfort, Jr.	/s/ Christopher P. Eldredge
Name: Richard A. Montfort, Jr.	Name: Christopher P. Eldredge
Title: Executive Vice President, General Counsel and Secretary	Title: President and Chief Executive Officer